Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK ACQUIRES LASERAGE TECHNOLOGY CORPORATION

— Leader in Laser Fabrication for Medical Device Market —

BERWYN, PA, NOVEMBER 1, 2016 – AMETEK, Inc. (NYSE: AME) today announced that it has completed the acquisition of Laserage Technology Corporation, a leading provider of laser fabrication services for the medical device market. Laserage is a privately held company with headquarters and manufacturing operations in Waukegan, IL, and a manufacturing facility in Milipitas, CA. Laserage has estimated annual sales of $22 million.

“Laserage is an excellent addition to our growing presence in the medical industry. Its fabrication and manufacturing capabilities are an excellent fit with our engineered medical components business providing strong market and technology synergies,” comments David A. Zapico, AMETEK Chief Executive Officer.

Laserage offers precision tube fabrication of minimally invasive surgical devices, stents and catheter-based delivery systems. Its expertise includes laser fabrication of flat stock and tube for medical devices and specialty catheters.

Laserage joins AMETEK as part of its Electromechanical Group (EMG) — a differentiated supplier of electrical interconnects, precision motion control solutions, medical components, specialty metals, thermal management systems, and floor care and specialty motors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of approximately $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ACQUIRES LASERAGE TECHNOLOGY CORPORATION

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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